CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of InterOil Corporation of our report dated March 1, 2010, relating to the financial statements as of December 31, 2009, 2008 and 2007 and for each of the years in the three year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which appears in the Annual Report to Shareholders, which is Exhibit 2 to the 2009 Form 40-F of InterOil Corporation, dated March 1, 2010.
We also consent to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus.
/s/ PricewaterhouseCoopers
Melbourne, Australia
November 2, 2010